Rule 424(b)(2)
	Registration Nos. 333-44771
	NASD File No. 961029005
                                  Cusip No:  52517PNN7

PRICING SUPPLEMENT NO. 316
Trade Date: April 16, 1998 to Prospectus
Supplement dated February 18, 1998
and Prospectus dated February 18, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%   Initial Interest Rate: 1 month Libor
Commission: .50%                            Telerate pg 3750
	           posted on 4/24/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 4/28/98
(X) LIBOR (1 month)	 Maturity Date:   4/28/03
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.24%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 28th, commencing on May
28, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $75,000,000 and relates only to Pricing Supplement No. 316. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $15,162,913,688 and, to date, including this offering, an aggregate of $14,460,287,688 Medium-Term Notes, Series E has been issued and $9,990,052,688 are outstanding.